Exhibit h.2.

[Form of Selling Agent Agreement]

4000 River Ridge Drive NE
PO Box 908
Cedar Rapids, IA 52406-0908

ZEA CAPITAL FUND LLC

SALES AGENT AGREEMENT

Date: __________________________

Ladies and Gentlemen:

The undersigned, Nations Financial Group, Inc., an Iowa corporation (the “Placement Agent”), has entered into an agreement (the “Placement Agreement”) with Zea Capital Fund LLC, a Delaware Limited Liability Company (the “Fund”) for the offering (the “Offering”) and sale of a minimum of 3,200,000 (the “Offering Minimum”) of the Common Units of the Fund (the “Units”) and a maximum of 6,400,000 of the Units at a price of $12.50 per Unit during the Offering Period of the Fund, pursuant to which the Placement Agent has agreed to use its best efforts to form and manage, as Placement Agent, a group of securities dealers (the “Selling Agents” or individually a “Selling Agent”) for the purpose of soliciting offers for the purchase of the Units.  The terms of the Offering are set forth in a registration statement on Form N-2 (File No. 333-163888), and as a part thereof a prospectus and statement of additional information relating to the Units, prepared in conformity with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations), filed with the Securities and Exchange Commission (the “SEC”) (which registration statement at the time and in the form it is declared effective by the SEC shall be referred to herein as the “Registration Statement”, which prospectus in the form filed with the SEC pursuant to Rule 424(b) promulgated by the SEC pursuant to the 1933 Act shall be referred to herein as the “Prospectus”, and which statement of additional information in the form filed with the SEC pursuant to Rule 424(b) shall be referred to herein as the “Statement of Additional

Information”).  Terms used but not otherwise defined in this Agreement have the same meanings as in the Prospectus.

You are invited to become a Selling Agent and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to find purchasers for the Units.

    1.            You hereby confirm that you (i) are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) are qualified and duly registered to act as a broker-dealer within all states in which you will sell the Units, (iii) are a broker-dealer duly registered with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (iv) will maintain all such registrations and qualifications in good standing for the duration of your involvement in the Offering.

    2.            (a)           You hereby agree to solicit, as an independent contractor and not as the Placement Agent’s agent, or as an agent of the Fund or its affiliates, persons acceptable to the Fund to purchase the Units pursuant to the Subscription Agreement (the “Subscription Agreement”) in the form attached to the Prospectus and in accordance with the terms of the Prospectus, and to diligently make inquiries as required by this Agreement, the Prospectus or the law of all prospective purchasers in order to ascertain whether a purchase of the securities is suitable for the purchaser.  Prior to the Initial Closing, you agree to cause all purchasers to make their checks payable to “Cedar Rapids Bank & Trust, as Escrow Agent for Zea Capital Fund LLC.”  In accordance with the instructions set forth in the Subscription Agreement, all funds received by you with respect to any Subscription Agreement shall be transmitted to the Escrow Agent (prior to the Initial Closing) or to the Fund (after the Initial Closing), as the case may be, by noon of the next business day following receipt thereof.  You shall at all times handle subscription funds in accordance with Rule 15c2-4 promulgated by the SEC pursuant to the 1934 Act.  No Subscription Agreement shall be effective unless and until accepted by the Fund, it being understood that the Fund may accept or reject any Purchaser in its sole and absolute discretion and that the Fund and the Placement Agent may terminate the Offering at any time for any reason upon mutual agreement.

(b)           You agree that before participating in the Offering, you will have reasonable grounds to believe, based on your independent review of information made available to you by the Placement Agent and/or the Fund through the Prospectus, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Fund and the Units.

(c)           You agree not to rely upon the efforts of the Placement Agent in determining whether the Fund has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Fund and the Units to the extent required by federal or state law, or by FINRA.  You further agree to conduct your own investigation to make that determination independent of the efforts of the Placement Agent.

(d)           You agree not to execute any sale of the Units into a discretionary account without prior written approval of the transaction by the purchaser.

(e)           You agree to retain in your records and make available to the Placement Agent and to the Fund, for a period of at least six (6) years following the last day of the Offering Period, information establishing that each person who purchases the Units pursuant to a Subscription Agreement solicited by you is within the permitted class of purchasers under the requirements of the jurisdiction in which such purchaser is a resident and the suitability requirements set forth in the Prospectus and the Subscription Agreement.

(f)           All subscriptions solicited by you will be strictly subject to confirmation by the Placement Agent and acceptance thereof by the Fund.  The Fund reserves the right in its sole and absolute discretion to reject any such subscription and to accept or reject subscriptions in any order received as determined by the Fund.  Neither you nor any other person is authorized to give any information or make any representation other than those contained in the Prospectus or in any supplemental sales literature furnished by the Placement Agent or the Fund for use in making solicitations in connection with the offer and sale of the Units.

(g)           Upon release by the Placement Agent, you may offer the Units at the offering prices set forth in the Prospectus subject to the terms and conditions thereof.

(h)           The Fund will provide you with such number of copies of the Prospectus and such number of copies of amendments and supplements thereto as you may reasonably request.  The Placement Agent also understands that the Fund may provide you with certain supplemental sales material to be used by you in connection with the solicitation of purchases of the Units.  If you elect to use such supplemental sales material, you agree that such material shall not be used in connection with the solicitation or purchase of the Units unless accompanied or preceded by a then-current Prospectus.

(i)           The Placement Agent shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering.  The Placement Agent shall be under no liability to you except as expressly assumed by it in this Agreement or (to the extent such liability has not been properly waived hereunder) pursuant to applicable law.  Notwithstanding the foregoing, nothing contained in this section is intended to operate as, and the provisions of this section shall not constitute a waiver by you, of compliance with any provision of the 1933 Act, the 1934 Act, other applicable federal law, applicable state law or of the rules and regulations thereunder.

(j)           You agree that you will not offer the Units for sale to any purchaser who has not confirmed to you, in writing before the offer, that such purchaser meets the purchaser suitability requirements set forth in the Prospectus.

(k)           Subject to certain conditions, and in consideration of your services hereunder, the Placement Agent will pay you one hundred percent (100%) of the selling commissions paid to the Placement Agent by the Fund with respect to sales of the Units that you make (the above being referred to as the “Commissions”).  For the avoidance of doubt, you agree and acknowledge that structuring fees [, wholesaling fees] and reimbursements of expenses to Placement Agent pursuant to the Placement Agreement will not constitute selling commissions.  Payment of the Commissions shall be subject to the following conditions:

(i)            No Commissions will be payable with respect to any subscriptions for Units that are rejected by the Fund, or in the event the Offering is terminated for any reason whatsoever.

(ii)            No Commissions will be payable to you with respect to any sale of the Units by you unless and until such time as the Fund has received the total proceeds of any such sale and the Placement Agent has received from the Fund the aggregate amount of sales commission to which it is entitled.

All expenses incurred by you in the performance of your obligations hereunder, including but not limited to expenses related to the Offering and any attorneys’ fees, shall be at your sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

(l)           For the sale of Units, you will instruct all purchasers to make their checks payable to [_____________________________].

(m)           You agree that in recommending to a purchaser the purchase of the Units, you shall have reasonable grounds to believe, on the basis of information obtained from the purchaser concerning the purchaser’s investment objectives, other investments, financial situation and needs, and any other information known by you, that:

(i)           The purchaser meets the purchaser suitability requirements set forth in the Prospectus;

(ii)           The purchaser is or will be in a financial position appropriate to enable the purchaser to realize to a significant extent the benefits described in the Prospectus;

(iii)           The purchaser has a fair market net worth sufficient to sustain the risks inherent in the investment, including loss of investment and lack of liquidity; and

(iv)           The investment is otherwise suitable for the purchaser.

(n)           You agree you will inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Units, as appropriate, during the term of the investment, prior to the purchaser executing the Subscription Agreement.

(o)           You hereby undertake and agree to comply with all obligations applicable to you as set forth in FINRA rules.

    3.           This Agreement may be terminated by the Placement Agent at any time upon five (5) days written notice to you.  Notwithstanding the foregoing, the termination of this Agreement shall not affect the obligation of the Placement Agent to make payment of Commissions you earn prior to the effective date of any such termination.

    4.           In soliciting persons to acquire the Units, you agree to comply with any applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws, the published rules and regulations thereunder, FINRA rules and, in particular, you agree that you will not give any information or make any representations other than those contained in the Prospectus and in any supplemental sales literature furnished to you by the Placement Agent or the Fund for use in making such solicitations.

    5.           It is understood that under no circumstances will you engage in any activities hereunder in any state other than those for which permission has been granted by Placement Agent to you, as evidenced by written acknowledgement by the Placement Agent that such state has been cleared for offer and sale activity.

    6.           Nothing contained herein shall constitute the Placement Agent and the Selling Agents, or any of them, as an association, partnership, unincorporated business, or other separate entity.  The Placement Agent shall be under no liability to make any payment to you except out of the funds received by it from the Fund as hereinabove provided, and the Placement Agent shall not be under any liability for, or in respect of the value or validity of the Subscription Agreement, the Units or the performance by any one of any agreement on its part, or for, or in respect of any matter connected with this Agreement, except for obligations expressly assumed by the Placement Agent in this Agreement.

    7.           (a)           Under the Selling Agreement, the Fund has agreed to indemnify and hold harmless the Placement Agent, the Selling Agents, and certain of their affiliated parties on the basis set forth in Section 7(a) of the Placement Agreement.

(b)           If any action is brought against a Selling Agent in respect of which indemnity may be sought hereunder, the Selling Agent shall promptly notify the party or parties against whom indemnification is to be sought in writing of the institution of such action.

    8.           You agree to indemnify and hold harmless the Fund, the Placement Agent and their managers, members, and their partners, directors, officers, employees and agents, including, but not limited to, their attorneys and accountants (“Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever (“loss”) arising out of or based upon:

(a)           Any unauthorized verbal or written representations in connection with the Offering made by you or your agents (other than by the Fund or its employees or affiliates), employees, Selling Agents or affiliates in violation of the 1933 Act, or any other applicable federal or state securities laws and regulations;

(b)           Your failure to comply with any of the applicable provisions of the 1933 Act, the 1934 Act, the rules and requirements of FINRA, or any applicable state laws or regulations; or

(c)           Your breach of any term, condition, representation, warranty, or covenant of this Agreement.

If any action is brought against an Indemnified Party in respect of which indemnity may be sought hereunder, the Indemnified Party shall promptly notify you in writing of the institution of such action, and you shall assume the defense of such action.  An Indemnified Party shall have the right to employ counsel in any such case.  The fees and expenses of such counsel shall be at your expense provided you have granted your approval to the engagement of such counsel, which approval shall not be unreasonably withheld.

The Selling Agent agrees to promptly notify the Fund and Placement Agent, as set forth below, of the commencement of any litigation or proceedings against the Selling Agent or any of the Selling Agent’s officers, directors, partners, affiliates, or agents in connection with the Fund, the issuance and sale of the Units or the Offering.  Any notice to the Fund or the Placement Agent shall be sent to the following addresses:
The Fund	Placement Agent
Zea Capital Fund LLC	Nations Financial Group, Inc.
c/o AAVIN Equity Advisors, LLC	Attention: Mr. R. Scott Bennett
Attn: Mr. James D. Thorp	4000 River Ridge Drive, NE
118 Third Avenue, Suite 630	Cedar Rapids, IA 52406-0908
Cedar Rapids, IA 52401

Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery in which case they shall be deemed to be delivered on the date of delivery or the first (1st) business day thereafter if delivered other than on a business day or after 5:00 pm, or (ii) the immediately succeeding business day after deposit with a nationally recognized overnight courier, in which case they shall be deemed delivered on the first (1st)  business day on or after the date following the date of such notice was delivered to or picked up by the courier.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

    9.           In order to provide for just and equitable contribution in circumstances in which the indemnification provided pursuant to Sections 7 and 8 is for any reason held to be unavailable from the Fund, the Placement Agent or the Selling Agents, as the case may be, the Fund on the one hand, and the Placement Agent or the Selling Agent, on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of the Fund, on the one hand, and the Selling Agent and the Placement Agent, on the other hand, in connection with the events described in Sections 7 and 8 as the case may be, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other equitable considerations.  The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund, on the one hand, or the Selling Agent, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such omission or statement.  The Indemnified Parties and any person who controls the Selling Agent shall also have rights to contribution under this Section 9.  In the execution of the Selling Agreement, the Placement Agent shall be deemed to have acted as a representative to each of the Selling Agents, and the Selling Agents shall be deemed to be in privity of contract with the Fund for purposes of this Section 9.

    10.           All representations, warranties and agreements of the Placement Agent and each Selling Agent contained herein shall survive the delivery, execution and closing thereof.

    11.           This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Iowa.  This Agreement constitutes the entire understanding between the parties hereto and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.

    12.           Any notice from Placement Agent to you as a Selling Agent shall be deemed to have been fully given if sent to you at your address set forth below by nationally-recognized overnight courier.

    13.           To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.

       (a)           “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party.  “Customer Information” shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

          (b)           The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure.  The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to the Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.

          (c)           The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature.  In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

          (d)           The provisions of this Section 13 shall survive the termination of the Agreement.

    14.           Selling Agent’s acceptance of this Agreement constitutes a representation to the Placement Agent and the Fund that Selling Agent has established and implemented anti-money laundering compliance programs, in accordance with FINRA rules and federal law, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Units.  The Placement Agent’s acceptance of this Agreement constitutes a representation by the Placement Agent that the Placement Agent has established and implemented anti-money laundering compliance programs, in accordance with FINRA rules and federal law, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Units by the Selling Agent.

Please confirm this Agreement to solicit persons to acquire the Units on the foregoing terms and conditions by signing and returning the form enclosed herewith.

Very truly yours,

NATIONS FINANCIAL GROUP, INC.
By:
R. Scott Bennett, President

ACKNOWLEDGMENT AND ACCEPTANCE

Nations Financial Group, Inc.
4000 River Ridge Drive, NE
Cedar Rapids  IA  52406-0908
Attn: Mr. R. Scott Bennett

RE:           Offering of Units of Zea Capital Fund LLC

Ladies and Gentlemen:

The undersigned confirms its agreement to act as a Selling Agent as referred to in the foregoing Soliciting Dealer Agreement, subject to the terms and conditions of such Agreement.  The undersigned confirms that it is a member in good standing of the Financial Industry Regulatory Authority and is qualified under federal law and the laws of the states in which sales are to be made by the undersigned to act as a Selling Agent.

Dated:                                           , 20____                           __________________________________________
(Print Name of Firm)

By: ______________________________________
           (Authorized Signature)

Its: ______________________________________(Title)

Address:

__________________________________________

__________________________________________

__________________________________________

Taxpayer I.D. Number: ______________________